EXHIBIT (21)

                              LIST OF SUBSIDIARIES



NAME                                                        PERCENTAGE OWNERSHIP

Tengtu United Electronics Development, Co. Ltd.                       57%
(Joint Venture)

Iconix International, Inc.                                            45%

TIC Beijing Electronics Co., Ltd.                                    100%



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